Cohu Announces Appointment of Shay Torton as Delta Design Senior Vice President of Operations

POWAY, Calif., August 1, 2011 – Cohu Inc. (NASDAQ:COHU) announced today that Shay Torton has been appointed Delta Design, Inc. Senior Vice President of Operations.

Mr. Torton succeeds Thomas Lightner who will assume the responsibility of Vice President of Quality. Mr. Torton has 20 years of experience in the semiconductor equipment industry, most recently as Senior Vice President, Worldwide Operations for Kulicke & Soffa, a leading supplier of semiconductor assembly equipment.

Luis A. Müller, Delta Design President stated, “Shay is a great addition to the management team. He has extensive knowledge of the semiconductor equipment industry and relevant experience in establishing and managing international operations. He will be instrumental in driving future improvements to Delta’s global operations. I look forward to working with Shay and Tom to extend our market-leading position in IC test handlers.”

Cohu, through its Delta Design and Rasco subsidiaries, is a leading supplier of test handling, burn-in, thermal subsystems and MEMS test solutions used by the global semiconductor industry.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106.